Aflac Incorporated 8-K
EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
DECLARES THIRD QUARTER CASH DIVIDEND
COLUMBUS, Georgia – July 24, 2007 – Aflac Incorporated today reported its second quarter results.
Reflecting a weaker yen to the dollar, total revenues were $3.8 billion during the second quarter of 2007, compared with $3.7 billion a year ago. Net earnings were $415 million, or $.84 per diluted share, compared with $408 million, or $.81 per share, a year ago. Net earnings included realized investment gains of $9 million, or $.02 per diluted share. Realized investment gains in the second quarter of 2006 of $31 million, or $.06 per share, reflected the completion of a bond-swap program that began in 2005. Net earnings in the second quarter of 2007 also included a loss of $1 million, or nil per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133. In the second quarter of 2006, the impact from SFAS 133 increased net earnings by $1 million, or nil per diluted share.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.
Operating earnings in the second quarter were $407 million, compared with $376 million in the second quarter of 2006. Operating earnings per diluted share rose 9.3% to $.82, compared with $.75 a year ago. The weaker yen/dollar exchange rate lowered operating earnings per diluted share by $.02 during the quarter. Excluding the impact from the weaker yen, operating earnings per share increased 12.0%.
Results for the first six months of 2007 were also impacted by the weaker yen. Total revenues rose 3.6% to $7.5 billion, compared with $7.3 billion in the first half of 2006. Net earnings were $831 million, or $1.68 per diluted share, compared with $783 million, or $1.55 per share, for the first six months of 2006. Operating earnings for the first six months of 2007 were $814 million, or $1.64 per diluted share, compared with $740 million, or $1.47 per share, in 2006. Excluding the negative impact of $.03 per share from the weaker yen, operating earnings per diluted share rose 13.6% for the first six months.

During the second quarter, we acquired 2.0 million shares of Aflac stock, bringing the total number of shares purchased in the first half of 2007 to 7.1 million. At the end of June, we had 29.6 million shares available for repurchase under authorizations by the board of directors.
AFLAC JAPAN
Aflac Japan premium income in yen rose 4.3%, and net investment income increased 10.6% in the second quarter. Investment income growth in yen terms was magnified by the weaker yen/dollar exchange rate because approximately 40% of Aflac Japan’s second quarter investment income was dollar-denominated. Total revenues were up 5.5%. Due to continued improvement in the benefit ratio, the pretax operating profit margin expanded from 16.3% to 17.4%. As a result, pretax operating earnings in yen increased 12.6%. For the six months, premium income in yen increased 4.6%, and net investment income rose 9.9%. Total revenues were up 5.6% and pretax operating earnings grew 12.2%.
The average yen/dollar exchange rate in the second quarter of 2007 was 120.78, or 5.3% weaker than the average rate of 114.43 in the second quarter of 2006. For the six months, the average exchange rate was 120.13, or 3.7% weaker than the rate of 115.65 a year ago. Aflac Japan’s growth rates in dollar terms for the second quarter and first six months were suppressed as a result of the weaker average exchange rates.
Reflecting the weaker yen, premium income in dollars declined 1.1% to $2.2 billion in the second quarter. Net investment income was up 4.8% to $442 million. Total revenues were unchanged at $2.6 billion. Pretax operating earnings increased 6.7% to $461 million. For the six months, premium income was $4.4 billion, or .7% higher than a year ago. Net investment income rose 5.8% to $878 million. Total revenues were up 1.7% to $5.3 billion. Pretax operating earnings were $926 million, or 8.0% higher than a year ago.
Aflac Japan’s sales results for both the second quarter and the first half of the year were better than we expected. Total new annualized premium sales declined 3.5% in the second quarter to 30.1 billion yen, or $249 million. For the first six months, total new premium sales were down 6.9% to 56.4 billion yen, or $470 million. Sales in the second quarter continued to reflect lower medical sales, compared with a year ago. However, we again experienced a significant increase in cancer insurance sales for the quarter, which rose 22.7% over the second quarter of 2006. In addition, ordinary life sales recovered somewhat from the first quarter of 2007. We remain encouraged about the prospects for improvement, and we continue to believe we will produce a modest sales increase in the second half of the year.
AFLAC U.S.
Aflac U.S. premium income increased 10.7% to $972 million in the second quarter. Net investment income was up 8.4% to $124 million. Total revenues rose 10.6% to $1.1 billion. Pretax operating earnings were $171 million, an increase of 14.1%. For the first six months, premium income rose 10.8% to $1.9 billion. Net investment income increased 9.4% to $246 million. Total revenues were up 10.7% to $2.2 billion. Pretax operating earnings rose 14.7% to $340 million.
We were again pleased with our sales results in the United States. Total new annualized premium sales rose 11.8% to $365 million in the second quarter. We experienced strong sales of our leading accident/disability product line as well as our hospital indemnity category. For the six months, total new annualized premium sales increased 11.2% to $717 million.
Despite a slight decline in newly recruited sales associates in the second quarter, the 6.7% increase in average weekly producing sales associates demonstrates that our training philosophies and programs are working. Focusing on average weekly producing associates provides a more meaningful measure of our recruiting success, and our increase in this area shows that we’re recruiting better and smarter. We believe our sales results for the first half of the year keep us firmly on track to achieve our full-year sales objective of a 6% to 10% increase.

DIVIDEND
The board of directors declared the third quarter cash dividend. The third quarter dividend of $.205 per share is payable on September 4, 2007, to shareholders of record at the close of business on August 17, 2007.
OUTLOOK
Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are very pleased with Aflac’s performance for the first half of 2007. From both a sales and financial perspective, our operations in Japan and the United States have met or exceeded our expectations so far this year.
“Aflac Japan has produced solid top-line growth in 2007, which has benefited from strong persistency and investment income. At the same time, our profit margin has continued to expand as we expected, which resulted in strong pretax earnings growth. While Japan is still a challenging market, we believe we are positioned to see a modest sales increase in the second half of the year. Aflac Japan recently announced that on August 1, we will introduce Gentle EVER, a new stand-alone medical product, which we believe will benefit our sales results in the third and fourth quarters.
“Aflac U.S. has also produced financial results that reflect strong underlying fundamentals that are consistent with our expectations. We believe the United States remains a very large and attractive market for the sale of our products. And we are also convinced that our emphasis on increasing the number of producing sales associates is an important factor in our improved sales momentum.
“I remain confident that we will achieve our primary financial goal for 2007 of increasing operating earnings per diluted share by 15% to 16%, or $3.28 to $3.31, excluding foreign currency translation. Assuming the yen averages 120 to 125 to the dollar for the remainder of the year, we would expect to report operating earnings of $3.21 to $3.24 per diluted share for the full year. In light of the weak yen to the dollar, we expect third quarter operating earnings will be in the range of $.80 to $.82 per diluted share. Reflecting the strength of our operations, I also believe our 2008 goal of a 13% to 15% increase in operating earnings per diluted share, excluding the impact of the yen, is a reasonable and achievable target.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for seven consecutive years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for nine consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analyst Briefing (FAB) supplement for the second quarter of 2007 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will webcast its second quarter conference call on the “Investors” page of aflac.com at 9:00 a.m. (EDT), Wednesday, July 25.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2007	2006	% Change

Total revenues	$3,764	$3,697	1.8%

Benefits and claims	2,266	2,243	1.0

Total acquisition and operating expenses	863	830	3.9

Earnings before income taxes	635	624	1.7

Income taxes	220	216

Net earnings	$415	$408	1.7%

Net earnings per share – basic	$.85	$.82	3.7%

Net earnings per share – diluted	.84	.81	3.7

Shares used to compute earnings per share (000):
Basic	487,900	496,951	(1.8)%
Diluted	494,227	503,286	(1.8)

Dividends paid per share	$.205	$.13	57.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2007	2006	% Change

Total revenues	$7,515	$7,256	3.6%

Benefits and claims	4,524	4,424	2.2

Total acquisition and operating expenses	1,720	1,633	5.3

Earnings before income taxes	1,271	1,199	6.0

Income taxes	440	416

Net earnings	$831	$783	6.1%

Net earnings per share – basic	$1.70	$1.57	8.3%

Net earnings per share – diluted	1.68	1.55	8.4

Shares used to compute earnings per share (000):
Basic	489,219	497,491	(1.7)%
Diluted	495,435	503,927	(1.7)

Dividends paid per share	$.39	$.26	50.0%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2007	2006	% Change

Assets:

Total investments and cash	$52,197	$49,795	4.8%

Deferred policy acquisition costs	6,096	5,895	3.4

Other assets	1,821	1,742	4.5

Total assets	$60,114	$57,432	4.7%

Liabilities and shareholders’ equity:

Policy liabilities	$45,722	$44,964	1.7%

Notes payable	1,392	1,071	30.0

Other liabilities	4,810	4,089	17.6

Shareholders’ equity	8,190	7,308	12.1

Total liabilities and shareholders’ equity	$60,114	$57,432	4.7%

Shares outstanding at end of period (000)	488,483	497,124	(1.7)%
Prior-year amounts have been adjusted for adoption of SAB 108 as of January 1, 2006.

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2007	2006	% Change

Operating earnings	$407	$376	8.4%

Reconciling items, net of tax:
Realized investment gains (losses)	9	31
Impact from SFAS 133	(1)	1

Net earnings	$415	$408	1.7%

Operating earnings per diluted share	$.82	$.75	9.3%

Reconciling items, net of tax:
Realized investment gains (losses)	.02	.06
Impact from SFAS 133	–	–

Net earnings per diluted share	$.84	$.81	3.7%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2007	2006	% Change

Operating earnings	$814	$740	10.1%

Reconciling items, net of tax:
Realized investment gains (losses)	18	41
Impact from SFAS 133	(1)	2

Net earnings	$831	$783	6.1%

Operating earnings per diluted share	$1.64	$1.47	11.6%

Reconciling items, net of tax:
Realized investment gains (losses)	.04	.08
Impact from SFAS 133	–	–

Net earnings per diluted share	$1.68	$1.55	8.4%

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED JUNE 30, 2007	Changes	Changes[2]

Premium income	2.2%	6.2%

Net investment income	5.6	8.4

Total benefits and expenses	1.8	5.7

Operating earnings	8.4	11.2

Operating earnings per diluted share	9.3	12.0

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
SIX MONTHS ENDED JUNE 30, 2007	Changes	Changes[2]

Premium income	3.6%	6.4%

Net investment income	6.8	8.7

Total benefits and expenses	3.1	5.8

Operating earnings	10.1	12.1

Operating earnings per diluted share	11.6	13.6

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.
We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com